UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to

Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

January 5, 2017

IRONWOOD PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34620	04-3404176
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification Number)

301 Binney Street Cambridge, Massachusetts	02142
(Address of principal executive offices)	(Zip code)

(617) 621-7722
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On January 5, 2017 (the “Funding Date”), Ironwood Pharmaceuticals, Inc. (the “Company”) completed the issuance and sale to, and purchase by, the purchasers, of $150,000,000 in aggregate principal amount of 8.375% Notes due 2026 (the “Notes”).  The Notes were issued and sold in connection with the direct private placement previously announced by the Company on September 26, 2016 and are governed by the indenture, dated September 23, 2016, by and between the Company and U.S. Bank National Association, as trustee.  On the Funding Date, the proceeds from the issuance of the Notes were used to redeem the outstanding approximately $134 million in principal amount of the Company’s Linaclotide PhaRMASM 11% Notes due 2024 (the “PhaRMA Notes”), which were issued pursuant to the indenture (the “Indenture”), dated January 4, 2013, by and between the Company and U.S. Bank National Association, as trustee and operating bank. The PhaRMA Notes were redeemed at a redemption price equal to 100% of the outstanding principal balance of such PhaRMA Notes. In addition, the Company paid accrued and unpaid interest on the PhaRMA Notes to, but excluding, the Funding Date. As a result, the Company’s obligations under the Indenture have been discharged.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IRONWOOD PHARMACEUTICALS, INC.

By:	/s/ Thomas Graney
Name:	Thomas Graney
Title:	Chief Financial Officer and Senior Vice President of Finance and Corporate Strategy

Date: January 5, 2017